Exhibit 6.31

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

PROMISSORY NOTE

January 20, 2025

$50,000.00

FOR VALUE RECEIVED, Coyuchi, Inc., a California corporation ("Company") promises to pay to Saffron Hill Ventures 2 LP, with its principal address at 2nd Floor, 68 Shoreditch High Street, London, E1 6RA ("Holder"), or its registered assigns, the principal sum of $50,000.00, or such lesser amount as shall then equal the outstanding principal amount hereof, together with simple interest from the date of this Note (the "Note") on the unpaid principal balance at a rate per annum equal to the US federal funds rate in effect on the date of each monthly payment, plus three percent (3%). Interest shall be due and payable monthly in arrears. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on written demand made by Holder in accordance with the notice provisions hereof. The Company may prepay all or any part of the principal balance of this Note, any interest thereon and any other sums payable hereunder without penalty.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. **Definitions.** As used in this Note, the following capitalized terms have the following meanings:

(a) "Company" includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) "Holder" shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(c) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

2. **Successors and Assigns.** Subject to the restrictions on transfer described in Section 4 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

3. **Waiver and Amendment.** Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder. The Company, as maker of this Note, waives presentment, demand, diligence in collection, protest and notice of dishonor and protest.

4. **Assignment by the Company.** Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to the Company, provided that such successor corporation acquires all or substantially all of the Company's property and assets and Holder's rights hereunder are not materially impaired.

5. **Treatment of Note.** To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

6. **Notices.** All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of a facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Holder, at the Holder's address as set forth above or on the register maintained by the Company, and (ii) if to the Company, at the address of its principal corporate offices (Attn: President), or at such other address as a party may designate by notice to the other party in accordance with this Section 6.

7. **Termination of Rights**. All rights with respect to this Note shall terminate upon the payment of the principal amount plus all accrued but unpaid interest hereunder, whether or not this Note has been surrendered.

8. **No Rights or Liabilities as Shareholder.** This Note does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Company.

9. **Payment.** Payment shall be made in lawful tender of the United States.

10. **Governing Law.** This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

11. **Payment of Expenses.** The Company shall pay on demand all reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with the collection or enforcement of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

COYUCHI, INC.
a California corporation

By: Neil Kee
box SIGN 427JQY5W-4L7PW896

Neil Kee
CFO